                                                Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS Skydance Media, LLC As of December 31, 2024 and 2023 and for the Years Ended December 31, 2024, 2023, and 2022 With Report of Independent Auditors

Skydance Media, LLC
Consolidated Financial Statements
As of December 31, 2024 and 2023 and for the Years Ended December 31, 2024, 2023, and 2022
Contents
Report of Independent Auditors    1
Consolidated Financial Statements
Consolidated Balance Sheets    3
Consolidated Statements of Operations    4
Consolidated Statements of Comprehensive Income (Loss)    5
Consolidated Statements of Equity    6
Consolidated Statements of Cash Flows    7
Notes to Consolidated Financial Statements    8

Report of Independent Auditors

The Members
Skydance Media, LLC

Opinion

We have audited the consolidated financial statements of Skydance Media, LLC (the “Company”), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of operations, comprehensive income (loss), equity and cash flows for each of the three years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.

•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young LLP

February 28, 2025

Skydance Media, LLC
Consolidated Balance Sheets
(in thousands)

	At	At
	December 31	December 31
	2024	2023

Assets
Cash and cash equivalents	$288,865	$314,292
Accounts and other receivables, net	429,142	246,545
Receivables from related-parties	—	50
Prepaid and other current assets	213,997	142,534
Total current assets	932,004	703,421

Noncurrent assets
Accounts and other receivables, net of current portion	148,703	68,622
Film costs, net	851,983	823,396
Television costs, net	392,937	268,604
Interactive costs, net	109,869	59,074
Property and equipment, net	20,186	15,259
Right-of-use asset	60,378	12,184
Goodwill	39,509	39,509
Other assets	48,486	89,776
Total Assets	$2,604,055	$2,079,845

Liabilities and Equity
Liabilities:
Accounts payable and accrued liabilities	$101,602	$18,071
Production costs payable	213,147	89,956
Advances from related party	43,905	—
Deferred revenue	484,840	373,753
Lease liability, current	6,806	3,300
Other current liabilities	2,452	3,228
Total current liabilities	852,752	488,308

Noncurrent liabilities
Other accrued liabilities	11,793	27,764
Production costs payable, net of current portion	62,107	98,086
Lease liability, noncurrent	55,214	10,055
Bank borrowings	570,000	441,754
Other liabilities	213,810	152,347
Total Liabilities	1,765,676	1,218,314

Commitments and contingencies (Note 9)

Equity:
Skydance Media members' equity	1,427,948	1,423,667
Accumulated deficit	(609,342)	(572,850)
Accumulated other comprehensive income (loss)	(6,709)	4,423
Total Skydance Media members' equity	811,897	855,240
Noncontrolling interests	26,482	6,291
Total Equity	838,379	861,531
Total Liabilities and Equity	$2,604,055	$2,079,845

See accompanying notes.

Skydance Media, LLC
Consolidated Statements of Operations
(in thousands)

	Year Ended December 31
	2024	2023	2022

Revenues	$1,136,547	$991,733	$966,858
Film, television and interactive costs	(1,008,259)	(937,511)	(794,113)
General and administrative expenses	(141,856)	(103,076)	(156,553)
Depreciation and amortization expense	(2,580)	(3,683)	(5,634)
Operating income (loss)	(16,148)	(52,537)	10,558

Other income (loss)	(1,237)	193	1,430
Interest expense, net	(14,648)	(3,609)	(3,793)
Foreign exchange gain (loss)	732	(71)	(209)
Income (loss) before income taxes	(31,301)	(56,024)	7,986
Provision for income taxes	—	—	—
Net income (loss) (Skydance and noncontrolling interests)	(31,301)	(56,024)	7,986
Net (income) loss attributable to noncontrolling interests	(5,191)	2,186	(189)
Net income (loss) attributable to Skydance Media, LLC	$(36,492)	$(53,838)	$7,797

See accompanying notes.

Skydance Media, LLC
Consolidated Statements of Comprehensive Income (Loss)
(in thousands)

	Year Ended December 31
	2024	2023	2022

Net income (loss) (Skydance and noncontrolling interests)	$(31,301)	$(56,024)	$7,986
Other comprehensive income (loss):
Unrealized gain (loss) on derivative instruments	(11,132)	2,991	5,364
Comprehensive income (loss)	(42,433)	(53,033)	13,350

Add: Comprehensive (income) loss attributable to noncontrolling interests	(5,191)	2,186	(189)
Comprehensive income (loss) attributable to Skydance Media, LLC	$(47,624)	$(50,847)	$13,161

See accompanying notes.

Skydance Media, LLC
Consolidated Statements of Equity
(in thousands)

	Skydance Members' Equity	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Total

Balance at January 1, 2022	$860,750	$(526,809)	$(3,932)	$(192)	$329,817
Contributions, net of equity issuance costs	390,541	—	—	—	390,541
Profits interests	270,405	—	—	—	270,405
Share-based compensation	9,497	—	—	—	9,497
Repurchase of units	(141,993)	—	—	—	(141,993)
Acquisition of noncontrolling interest	(3,804)	—	—	3	(3,801)
Distributions to members	(3,023)	—	—	—	(3,023)
Net income	—	7,797	—	189	7,986
Unrealized gain on derivative instruments	—	—	5,364	—	5,364
Balance at December 31, 2022	$1,382,373	$(519,012)	$1,432	$—	$864,793
Contributions, net of equity issuance costs	20,516	—	—	8,477	28,993
Share-based compensation	37,547	—	—	—	37,547
Distributions to members	(16,769)	—	—	—	(16,769)
Net loss	—	(53,838)	—	(2,186)	(56,024)
Unrealized gain on derivative instruments	—	—	2,991	—	2,991
Balance at December 31, 2023	$1,423,667	$(572,850)	$4,423	$6,291	$861,531
Contributions from members	—	—	—	15,000	15,000
Share-based compensation	4,630	—	—	—	4,630
Distributions to members	(349)	—	—	—	(349)
Net income (loss)	—	(36,492)	—	5,191	(31,301)
Unrealized loss on derivative instruments	—	—	(11,132)	—	(11,132)
Balance at December 31, 2024	$1,427,948	$(609,342)	$(6,709)	$26,482	$838,379

See accompanying notes.

Skydance Media, LLC
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31
	2024	2023	2022
Operating activities
Net income (loss) (Skydance and noncontrolling interests)	$(31,301)	$(56,024)	$7,986
Adjustments to reconcile net income (loss) to net cash used for operating activities:
Amortization and impairment of film, television and interactive costs	950,096	876,385	736,963
Depreciation	2,580	2,294	5,361
Amortization of debt issuance costs	2,889	2,217	1,663
Amortization of intangibles	—	—	2,349
Non-cash share-based compensation expense	4,630	37,547	88,912
Equity interests loss	1,443	—	—
Changes in operating assets and liabilities:
Accounts receivables	(262,678)	267,269	(347,394)
Film costs	(718,525)	(620,468)	(888,416)
Television costs	(374,122)	(263,653)	(417,872)
Interactive costs	(63,475)	(49,665)	(25,959)
Related-parties payable, net	50	(3)	(14)
Prepaid and other assets	(33,963)	(69,326)	(53,965)
Right of use asset, net of lease liability	471	3,051	(1,959)
Accounts payable and accrued liabilities	63,050	4,625	24,224
Production costs payable	87,213	(368,295)	386,225
Deferred revenue	175,201	216,893	118,777
Net cash flow used for operating activities	(196,441)	(17,153)	(363,119)

Investing activities
Purchase of investments	—	(7,500)	(37)
Purchase of property and equipment	(11,896)	(4,387)	(4,584)
Net cash flow used for investing activities	(11,896)	(11,887)	(4,621)

Financing activities
Contributions from members	15,000	29,687	400,425
Payment of finance leases	(3,348)	—	—
Acquisition of noncontrolling interest	—	—	(3,801)
Repurchase of units	—	—	(141,993)
Equity issuance costs	—	(694)	(9,185)
Advances from related party	43,905	—	—
Distributions to members	(349)	(16,769)	(3,023)
Debt issuance costs	(544)	(9,689)	(952)
Proceeds from bank borrowings	280,002	298,369	485,657
Payment of bank borrowings	(151,756)	(351,994)	(153,042)
Net cash flow provided by (used for) financing activities	182,910	(51,090)	574,086

Net decrease in cash and cash equivalents	(25,427)	(80,130)	206,346
Cash and cash equivalents at beginning of year	314,292	394,422	188,076
Cash and cash equivalents at end of period	$288,865	$314,292	$394,422

Supplemental disclosure of cash flow information
Interest paid	$40,845	$35,229	$19,274

See accompanying notes.

Skydance Media, LLC
Notes to Consolidated Financial Statements
December 31, 2024

1. Organization, Basis of Presentation, Business Risks and Concentrations of Risk
Organization and Basis of Presentation – Skydance Media, LLC (“Skydance Media” or “the Company”) was organized as a California limited liability company on June 23, 2010. The Company operates pursuant to the First Amendment to the Eighth Amended and Restated LLC Agreement of Skydance Media, LLC, dated March 15, 2023, which amended and restated prior amendments dated January 3, 2023, and the original agreement, dated June 23, 2010, whereby the members set forth the respective rights, powers, and interests of the members with respect to the Company and their respective membership interests. In 2023, the Company’s subsidiary, Skydance Sports, LLC, received an equity investment from 32 Equity LLC (“32 Equity”).
The Company produces, finances, and distributes live-action and animated films, television shows, sports content, and interactive games for release in all media worldwide.
The Transactions – On July 7, 2024, Paramount Global (“Paramount”), the Company and other parties entered into a definitive transaction agreement (the “Transaction Agreement”) pursuant to which Paramount and Skydance Media will become subsidiaries of a new holding company (the “Merger”). Concurrent with the execution of the Transaction Agreement, certain affiliates of existing investors of the Company (the “Skydance Investor Group”), including members of the Ellison family and affiliates of Redbird Capital Partners, entered into an agreement with National Amusements, Inc. (“NAI”), the controlling stockholder of Paramount, to purchase all of the outstanding equity interests of NAI (the “NAI Transaction”) (together with the Merger, the “Transactions”). In addition, certain affiliates of existing investors of the Company, including the Skydance Investor Group, will make a $6.0 billion investment into Paramount (the “Investment”) in exchange for up to 400 million newly issued shares of Class B common stock of the new holding company (“New Paramount Class B Common Stock”) valued at $15.00 per share (subject to ratable reduction) as well as warrants to purchase 200 million shares of New Paramount Class B Common Stock at an initial strike price of $30.50 per share (subject to customary anti-dilution adjustments), which expire five years after issuance. The Investment will be comprised of $1.5 billion of cash to Paramount and up to $4.5 billion to fund the cash-stock election discussed below. If the cash-stock elections are undersubscribed, up to $1.5 billion of the unused portion of the $4.5 billion will be contributed to Paramount.

The Merger will involve: (i) a transaction pursuant to which existing Skydance investors will receive 317 million shares of New Paramount Class B Common Stock valued at $15.00 per share, and (ii) a cash-stock election pursuant to which Paramount Class A Common Stock held by holders other than NAI will be converted, at the holders’ election, into the right to receive either $23.00 in cash or 1.5333 shares of New Paramount Class B Common Stock, and Paramount Class B Common Stock held by holders other than NAI and the investors participating in the Investment will be converted, at the holders’ election, into the right to receive

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Skydance Media, LLC
Notes to Consolidated Financial Statements (continued)

1. Organization, Basis of Presentation, Business Risks and Concentrations of Risk (continued)
either $15.00 in cash (subject to proration) or one share of New Paramount Class B Common Stock.

The Transactions are expected to close in the first half of 2025. The parties anticipate that they will obtain all regulatory approvals and clearances required in order to consummate the Transactions, including approval of the Transactions and the NAI Transaction by the Federal Communications Commission (“FCC”).

Business Risks – The live-action and animated films, television shows, and interactive games production and distribution are highly speculative and inherently risky. There can be no assurance of the economic success of such motion pictures and television productions since the revenues derived from the production and distribution depend primarily upon their acceptance by the public, which cannot be predicted. The theatrical success of a motion picture is a very important factor in generating revenues from such motion picture in other media markets.

Impact of WGA/SAG-AFTRA Strikes – From May through November of 2023, the Company experienced disruptions in the production of content due to concurrent strikes from the Writers Guild of America (“WGA”) and Screen Actors Guild (“SAG-AFTRA”). This resulted in the shift of deliverables of content to 2024 and 2025. As of December 2023, the Company had resumed its production operations.
Concentrations of Risk – The Company currently produces and distributes many of its films and television programming on Subscription Video on Demand (SVOD) platforms such as Apple, Netflix, and Amazon. The Company also produces many films for theatrical distribution by traditional studios, such as Paramount. The Company received 54% of its revenue from Apple, 30% from Netflix, and 8% from Amazon in 2024. The Company received 43% of its revenue from Apple, 29% from Netflix, and 16% from Amazon in 2023. The Company received 51% of its revenue from Apple, 22% from Amazon, 14% from Paramount, and 10% from Netflix in 2022. If without warning, either Apple, Netflix, Amazon, or Paramount were to become unwilling or unable to fulfill some or all their obligations under their agreements, the Company’s operations could be significantly impacted. Accounts and other receivables, as of December 31, 2024 and 2023, primarily represented amounts due from Netflix, Apple, Amazon, and Paramount relating to activity under existing agreements.

9

Skydance Media, LLC
Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies
Principles of Consolidation – The accompanying consolidated financial statements include the accounts of Skydance Media, LLC and its wholly-owned and controlled subsidiaries. The Company consolidates all variable interest entities in which it is deemed to be the primary beneficiary. Intercompany accounts and transactions have been eliminated in consolidation. The effects of changes in foreign exchange rates are reflected in the Consolidated Statements of Operations as appropriate. Certain reclassifications have been made to the prior period to conform to current period presentation.
Generally Accepted Accounting Principles – These consolidated financial statements have been prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”).
Cash and Cash Equivalents – The Company considers all highly liquid debt instruments, purchased with an initial maturity of three months or less, and money market accounts to be cash equivalents. The carrying value of the Company’s cash equivalents approximated fair value at each balance sheet date.
Film and Television Costs – Live-action and animated film and television costs include the costs of development, production, capitalized overhead, and capitalized interest, net of tax credits. Capitalized overhead includes depreciation expense for assets used in the production of animated films or television shows. These costs, as well as participations and residuals, are charged against earnings on an individual motion picture or television production basis in the ratio that the current year’s revenues bear to the Company’s estimates of total remaining ultimate revenues from all sources allowed by U.S. GAAP.
Film and television costs amortization is included in film, television, and interactive costs on the Consolidated Statements of Operations.
Film and television costs are stated at the lower of unamortized cost or estimated fair value on an individual motion picture or television production basis. Such titles are predominantly monetized individually (i.e., through traditional distribution platforms, including theatrical, streaming video- on-demand, home entertainment and television).

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Skydance Media, LLC
Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)
Revenue and cost estimates are continually reviewed by the Company and revised when warranted by changing conditions. The unamortized film and television costs are reviewed when events or changes in circumstances indicate that an impairment may have occurred. When factors indicate that such assets should be evaluated for possible impairment, the Company determines the amount of impairment, if any, by making an estimate of fair value based on future cash flows expected to result from the use of the assets and their eventual disposition and comparing the amounts to the unamortized film and television costs. Write-downs of development costs are recorded within the amortization and impairment of film, television and interactive costs in the Consolidated Statement of Cash Flows.
The Company did not have any impairments for the year ended December 31, 2024. During the years ended December 31, 2023, and 2022, the Company recorded impairments of $26.4 million, and $1.0 million, respectively, which were included in film, television and interactive costs in the Consolidated Statements of Operations. Estimated fair values were calculated using Level 3 inputs, as defined in the fair value hierarchy, including projections of revenues and expenses, and a discounted cash flow methodology using discount rates based on a risk adjusted weighted average cost of capital.
Interactive Costs – Interactive costs include the cost of production of games and are stated at the lower of unamortized cost or estimated net realizable value on an individual game basis. Game development costs are expensed as incurred before the applicable games reach technological feasibility. Revenue and cost estimates are continually reviewed by the Company and revised when warranted by changing conditions. The unamortized interactive costs are reviewed when events or changes in circumstances indicate that an impairment may have occurred. When factors indicate that such assets should be evaluated for possible impairment, the Company determines the amount of impairment, if any, by making an estimate of net realizable value based on future cash flows expected to result from the use of the assets and their eventual disposition and comparing the amounts to the unamortized interactive costs. The Company did not have any impairments for the year ended December 31, 2024 and recorded impairments of $244 thousand for the year ended December 31, 2023, which were included in film, television and interactive costs in the Consolidated Statements of Operations. There were no impairments recorded for the year ended December 31, 2022.
Property and Equipment – Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives, which range from three to five years. Direct costs incurred in the development of internal use software are capitalized during the application development stage, once management authorizes the project and it is probable that the project will be completed and the software will be used for the function intended. Costs incurred during the preliminary project and post implementation stages of software development are expensed as incurred. The costs of normal maintenance, repairs, and minor replacements are charged to expense when incurred.

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Skydance Media, LLC
Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)
Depreciation expense, net of amounts included in capitalized overhead, for the years ended December 31, 2024, 2023, and 2022 was $2.6 million, $3.7 million, and $3.0 million, respectively, and included in the depreciation and amortization line item in the Consolidated Statements of Operations. The Company assesses its property and equipment for indicators of impairment in accordance with ASC 360-10 on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For the years ended December 31, 2024, 2023, and 2022, no impairments of long-lived assets were identified.
Debt Issuance Costs – Debt issuance costs are capitalized and are amortized using the effective-interest method over the term of the bank borrowings. At December 31, 2024 and 2023, included in prepaid and other current assets on the Consolidated Balance Sheets were $3.0 million and $2.8 million, respectively, of capitalized debt issuance costs, associated with the Company's revolving credit facility. At December 31, 2024 and 2023, included in noncurrent other assets on the Consolidated Balance Sheets were $7.4 million and $9.9 million, respectively, of capitalized debt issuance costs, associated with the Company's revolving credit facility. Accumulated amortization of capitalized debt issuance costs was $25.2 million and $22.3 million as of December 31, 2024 and 2023, respectively. Amortization of debt issuance costs was $2.9 million, $2.2 million and $1.7 million for the years ended December 31, 2024, 2023, and 2022, respectively, and was reflected as interest expense in the Consolidated Statements of Operations.
On July 7, 2024 and in connection with the Transactions, the Company secured backstop financing (the “Backstop Facilities”) for Paramount’s two credit facilities, which were in effect until such time as amendments were secured to Paramount’s credit facilities that permitted the pending change of control of Paramount. Total commitment costs under these Backstop Facilities were $17.3 million. This amount was recognized as interest expense during the year ended December 31, 2024 as the change of control amendment was obtained and the Company terminated the Backstop Facilities on August 6, 2024.
Financial Instruments – The reported values of short-term receivables and payables closely reflect their estimated fair values, mainly due to the short-term nature of these instruments.
Income Taxes – The Company is a limited liability company classified as a partnership for federal, state, and foreign income tax purposes, and the members separately account for the Company’s items of income, deduction, losses, and credits. Therefore, these financial statements do not include any provision for corporate income taxes, except for entity level taxes imposed on the Company by certain states where it conducts business. The state, local, and foreign taxes were immaterial for the years ended December 31, 2024, 2023, and 2022, and are classified as general and administrative expenses in the Consolidated Statements of Operations.

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Skydance Media, LLC
Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)
The Company evaluates its tax positions with respect to all open years, as defined by the statute of limitations, to evaluate whether it is more likely than not that such positions would be sustained upon examination by a tax authority based on their technical merits. The Company’s tax returns remain open to examinations for the tax years ended December 31, 2021 through 2024, for federal tax purposes and for the tax years ended December 31, 2020 through 2024, for state tax purposes.
Goodwill – Goodwill is allocated to one reporting unit and is tested for impairment at the consolidated company level annually and more frequently if events or changes in circumstances indicate an impairment may exist. For the annual impairment test, Skydance Media performs a qualitative assessment at the consolidated level in order to determine whether it is more likely than not that the fair value of the company exceeds its respective carrying value. Additionally, the Company considers the duration of time since a quantitative test was performed. For the 2024, 2023, and 2022 annual impairment tests, the Company performed a qualitative assessment at the consolidated level. The Company weighed the relative impact of factors that are specific to the Company as a whole, as well as industry and macroeconomic factors.

The specific factors considered included actual and expected financial performance and changes to the Company’s carrying amounts since the most recent impairment tests. The Company considered growth projections from independent sources, independent valuation, and significant developments within the industry. The Company’s assessment indicated that macroeconomic factors do not negatively impact its fair value and concluded that the fair value of the Company continued to exceed its carrying value. As of December 31, 2024 and 2023, the Company had goodwill of $39.5 million recorded on its Consolidated Balance Sheets.
Use of Estimates – The preparation of financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities. The Company’s primary estimates are of the ultimate revenues and costs for feature films for each market based on anticipated release patterns, public acceptance, and historical results for similar products. Actual results could differ from those estimates. The Company also makes estimates to record revenue when distribution statements are received after the close of the reporting period, and as it relates to the fair value of share-based payment arrangements and profits interest units.

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Skydance Media, LLC
Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)
Fair Value Measurements – Fair value measurements are determined based on the assumptions that a market participant would use in pricing an asset or liability. A three-tiered hierarchy draws distinctions between market participant assumptions based on (i) observable inputs such as quoted prices in active markets (Level 1), (ii) inputs other than quoted prices in active markets that are observable either directly or indirectly (Level 2), and (iii) unobservable inputs that require the Company to use present value and other valuation techniques in the determination of fair value (Level 3).
The Company’s non-financial instruments are not required to be carried at fair value on a recurring basis. However, if certain triggering events occur such that a non-financial instrument is required to be evaluated for impairment, a resulting asset impairment would require that the non-financial instrument be recorded at the lower of unamortized cost or its fair value.
Revenue Recognition – Revenue is recognized when control of a good or service is transferred to a customer. Control is considered to be transferred when the customer has the ability to direct the use of and obtain substantially all of the remaining benefits of that good or service. Refer to Note 3 for further information on revenue recognition.
Lease Accounting – The Company recognizes right-of-use (“ROU”) assets and lease liabilities in accordance with ASC 842, electing to use the practical expedient which allows the Company to account for each separate lease component and non-lease component as a single lease component. The Company also uses the short-term lease exemption, which permits companies to not recognize leases with an expected term of 12 months or less on the balance sheet.
3. Revenue
The table below presents the Company’s revenues disaggregated into categories based on the nature of such revenues.

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Skydance Media, LLC
Notes to Consolidated Financial Statements (continued)

3. Revenue (continued)
As mentioned previously, the Company develops, finances, and produces live-action and animated films, television shows, sports content, and interactive games for release in all media worldwide.
For theatrical releases, the Company derives its revenue from each distributor’s worldwide exploitation of feature films in theaters as well as in post-theatrical markets such as home video, digital transactions and pay and free broadcast television. The Company recognizes its share of the revenues from theatrical films at the point in time at which such theatrical film’s aggregate revenue, based on total receipts from worldwide exploitation in all markets and through all mediums, exceeds distribution costs and expenses (inclusive of participations and residuals), as reported periodically on distribution statements received from the distributors subsequent to the theatrical release of such films.
Reporting varies by distributor and exploitation cycle, and may include monthly reporting, quarterly reporting, and annual reporting. The Company records revenue based on distributable net cash receipts reported by the distributor and accrues revenue based on estimates in accordance with U.S. GAAP.
For SVOD releases, the Company derives revenue from the licensing of film and television content. Revenue from the licensing of film and television content that is subject to a fixed fee is recognized at a point in time when the Company satisfies its performance obligations by making the content available to the licensee for exhibition and the license period has begun, even though the licensee may elect to delay the initial airing until a future date during the license period. For some film and television SVOD releases, the Company receives advance payments prior to when revenue is recognized. In such cases, the Company records these payments as deferred revenue. Payment terms and conditions vary by customer and contract type.
The Company also derives revenue through the licensing and merchandising of certain owned and co-owned intellectual property. Revenues are received either initially by third-party distribution partners or, in certain circumstances where distribution rights are retained, directly by the Company. Revenue from licenses of symbolic intellectual property is recognized over the corresponding license term.
Revenues from games and other interactive content are recognized in a similar manner as theatrical film content based on distribution statements from the publisher of the content.

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Skydance Media, LLC
Notes to Consolidated Financial Statements (continued)

3. Revenue (continued)
Gross Basis vs. Net Basis
Revenue from feature film projects under the Company’s distribution arrangements is recorded in accordance with the accounting guidance governing gross versus net reporting. When the Company serves as the lead studio and is determined to be the principal on a co-production, it recognizes the revenues, costs, and participation expenses with respect to such co-production on a gross basis and otherwise recognizes revenues on a net basis.
Contract Assets and Contract Liabilities
Certain multi-year license arrangements have payment terms over the contract term that differ from the timing of revenue recognition resulting in the recording of a contract asset or contract liability.
The Company records a contract asset for contractual payments not yet received based on a milestone billing schedule, which primarily relates to revenue recognized under licensing arrangements at the beginning of the license period when programs are made available to the licensee for exhibition, while the related cash is generally collected over the term of the license period. These contract assets are classified as accounts and other receivables on the Consolidated Balance Sheets.
Current unbilled receivables relating to revenue accrued or contractual payments for licensing arrangements not yet received were $155.7 million and $109.8 million as of December 31, 2024 and 2023, respectively, and are included in accounts and other receivables on the Consolidated Balance Sheets. Noncurrent unbilled receivables relating to revenue accrued or contractual payments for licensing arrangements not yet received were $81.1 million and $32.5 million as of December 31, 2024 and 2023, respectively, and are included in accounts and other receivables, net of current portion on the Consolidated Balance Sheets.
Current contract assets relating to revenue accrued or contractual payments for licensing arrangements not yet received were $16.1 million and $11.8 million as of December 31, 2024 and 2023, respectively, and are included in accounts and other receivables, net on the Consolidated Balance Sheets. Noncurrent contract assets relating to revenue accrued or contractual payments for licensing arrangements not yet received were $28.8 million and $25.9 million as of December 31, 2024 and 2023, respectively, and are included in accounts and other receivables, net of current portion on the Consolidated Balance Sheets.
A contract liability is recorded for milestone billings not yet collected prior to delivery and prior to the completion of its performance obligation. Current contract liabilities of $40.5 million were

16

Skydance Media, LLC
Notes to Consolidated Financial Statements (continued)

3. Revenue (continued)
classified in accounts payable and accrued liabilities on the Consolidated Balance Sheet as of December 31, 2024. No contract liabilities were recorded in current liabilities as of December 31, 2023. The increase in current contract liabilities is primarily due to contractual obligations for milestone billings not yet collected relating to film, television, and interactive titles. Noncurrent contract liabilities of $10.6 million and $23.2 million as of December 31, 2024 and 2023, respectively, were classified in other accrued liabilities on the Consolidated Balance Sheets. The Company recognized $20.9 million in revenue for the year ended December 31, 2024, which was included in contract liabilities as of December 31, 2023.

For film and television SVOD releases, games, as well as for certain consumer product licensing arrangements, the Company may also receive advance payments for which the revenues will be recognized only in subsequent periods once the performance obligations have been satisfied, and the Company records such payments as deferred revenue. Current deferred revenue as of December 31, 2024 and 2023 was $484.8 million and $373.8 million, respectively. The increase in current deferred revenue is primarily due to advance payments received from customers for films and television shows for which the Company has not yet met its performance obligation. Noncurrent deferred revenue as of December 31, 2024 and 2023 was $212.2 million and $148.1 million, respectively, and is included in noncurrent other liabilities on the Consolidated Balance Sheets. The Company recognized $360.4 million in revenue for the year ended December 31, 2024, which was included in deferred revenue as of December 31, 2023.

Unrecognized Revenues Under Contract

The substantial majority of future revenue to be earned related to fixed pricing under existing third-party agreements at any given time is reflected within deferred revenue. The majority of this revenue will be recognized within 2 years. This amount may fluctuate from period to period depending on the timing of the releases and the availability of content under existing agreements and may not represent the total revenue expected to be recognized as it does not include revenue from future agreements or from variable pricing.

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Skydance Media, LLC
Notes to Consolidated Financial Statements (continued)

4. Film, Television, and Interactive Costs

(In thousands)	At December 31, 2024	At December 31, 2023
Film productions:		
Released, less accumulated amortization	$ 41,019	$ 77,175
In production	712,840	662,529
In development	98,124	83,692
Film costs, net	851,983	823,396
Television programs:		
Released, less accumulated amortization	5,110	7,477
In production	352,269	227,916
In development	35,558	33,211
Television costs, net	392,937	268,604
Interactive games:		
Released, less accumulated amortization	41,772	5,966
In production	68,097	53,108
Interactive costs, net	109,869	59,074
Total Film, Television and Interactive Costs	$ 1,354,789	$ 1,151,074

Released film, television, and interactive costs include product for which we have completed certain applicable performance obligations

Capitalized overhead for film and television productions totaled $62.0 million and $57.7 million during the years ended December 31, 2024 and 2023, respectively.

Interest costs capitalized to motion pictures and television series totaled $35.1 million and $42.0 million during the years ended December 31, 2024 and 2023, respectively.

Film and television cost amortization expense, including any impairments recognized, was $923.1 million, $877.9 million, and $714.4 million, for the years ended December 31, 2024, 2023 and 2022, respectively.

Based upon management’s estimates on released titles as of December 31, 2024, the Company expects to amortize approximately $16.0 million, $12.4 million, and $6.3 million during 2025, 2026, and 2027 respectively.

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Skydance Media, LLC
Notes to Consolidated Financial Statements (continued)

4. Film, Television, and Interactive Costs (continued)

Interactive games amortization expense, including any impairments recognized, was $12.7 million, $19.2 million, and $6.1 million, for the years ended December 31, 2024, 2023 and 2022, respectively.
Participations and residuals costs are expensed in line with the amortization of production costs and are included on the Consolidated Balance Sheets as production cost payable. Current portion of participations and residuals liability as of December 31, 2024 and 2023 was $20.0 million and $24.8 million, respectively. Noncurrent portion of participations and residuals liability as of December 31, 2024 and 2023 was $55.9 million and $15.6 million, respectively.

Production tax credits reduce capitalized film and television costs for expenditures on qualifying film and television productions, provided there is reasonable assurance that the credits will be realized. The current related receivable for these tax credits was $197.9 million and $112.2 million as of December 31, 2024 and 2023, respectively, and is included in prepaid and other current assets on the Consolidated Balance Sheets. The noncurrent related receivable for these tax credits was $18.7 million and $57.8 million as of December 31, 2024 and 2023, respectively, and is included in other assets on the Consolidated Balance Sheets. The balances represent tax credits earned within various jurisdictions for several of the Company’s film and television productions.

5. Bank Borrowings
On June 28, 2023, the Company amended and restated the 2020 Credit Facility, 2016 Credit Facility, and the 2014 Credit Facility (the “2023 Credit Facility”) with JPMorgan Chase Bank, N.A. The 2023 Credit Facility is a five-year, $750 million senior secured revolving credit facility, which may be increased up to $1 billion. Amounts outstanding under the 2023 Credit Facility bear interest of 2.75% over the Secured Overnight Financing Rate (“SOFR”).
The 2023 Credit Facility contains various covenants. Borrowings under the 2023 Credit Facility are collateralized by the assets of the Company. The Company is in compliance with the required covenants as of December 31, 2024.

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Skydance Media, LLC
Notes to Consolidated Financial Statements (continued)

5. Bank Borrowings (continued)
Borrowings under the 2023 Credit Facility are used to fund the Company’s films and television shows. As of December 31, 2024, the Company had $570.0 million outstanding, incurring SOFR-based interest at a weighted average rate of 7.32% and as of December 31, 2023, the Company had $441.8 million outstanding, incurring SOFR-based interest at a weighted average rate of 8.11%. The borrowings under the 2023 Credit Facility are considered noncurrent and are classified as noncurrent liabilities on the Consolidated Balance Sheets. The carrying value of the 2023 Credit Facility approximated fair value at each balance sheet date. The Company is required to pay a commitment fee on undrawn amounts at an annual rate of 0.50%. Interest costs incurred as a result of the commitment fee were $1.3 million, $1.0 million, and $1.0 million for the years ended December 31, 2024, 2023, and 2022, respectively.
On June 15, 2022, the Company entered into a Credit, Security, and Guaranty Agreement (the “2022 Tax Credit Facility”) with Comerica Bank. The 2022 Tax Credit Facility was fully repaid as of December 31, 2023.
6. Investments
Investments over which the Company has a significant influence, without a controlling interest, or holds a limited liability company interest with specific ownership accounts, are accounted for under the equity method. Other investments over which the Company has no significant influence and that do not have a readily determinable fair value are recorded at cost less impairment, if any, and adjusted for any observable price changes. Investments are included in noncurrent other assets on the Consolidated Balance Sheets. As of December 31, 2024 and 2023, the Company had investments of $13.3 million and $14.7 million, respectively.
7. Derivatives
The Company enters into foreign exchange forward contracts to hedge foreign currency exposures on future production expenses denominated in various foreign currencies. The Company’s policy is not to use derivative financial instruments for trading or speculative purposes.
The fair values of these derivatives are recorded on the Consolidated Balance Sheets in prepaid and other current assets since the terms of these forward cash flow hedges are less than one year. Changes in the fair value of derivatives that are effective hedges are reflected in accumulated other comprehensive income or loss, a separate component of equity. For the years ended December 31, 2024, 2023, and 2022, net unrealized gain or loss on derivative instruments reflected in other comprehensive income (loss) was $11.1 million loss, $3.0 million gain, and $5.4 million gain, respectively. As of December 31, 2024, the Company had $6.7 million in unrealized loss on forward contracts compared to $4.4 million in unrealized gains as of December 31, 2023.

20

Skydance Media, LLC
Notes to Consolidated Financial Statements (continued)

The changes in the fair value of derivatives that are ineffective hedges are reflected in the Consolidated Statements of Operations. The Company did not have any unrealized gains or losses on ineffective hedges during the years ended December 31, 2024, 2023, and 2022.
7. Derivatives (continued)
Gains and losses realized upon settlement of the foreign exchange forward contracts that are effective hedges are amortized to the Consolidated Statements of Operations under film and television costs. During the year ended December 31, 2024, the Company realized a gain of $3.6 million, and a loss of $4 thousand and $2.1 million for the years ended December 31, 2023 and
2022, respectively, on settled forward foreign exchange contracts. The losses are reflected in film and television costs in the Consolidated Statements of Operations.
8. Related-Party Transaction
Advances Payable to the Related-Party – During the year ended December 31, 2024, the Company incurred transactions costs related to the Transactions. The Company received cash advances from one of its shareholders for the purpose of providing cash for the payment of transaction expenses. The Company entered into an agreement with the shareholder as of December 10, 2024, which states that such advances must be repaid to the shareholder by the Company or New Paramount upon completion of the Transactions. If the Transactions are terminated, Skydance will be required to repay the advances. As of December 31, 2024, the advances received from the shareholder totaled $43.9 million inclusive of accrued interest and were recorded within the advances from related party on the Consolidated Balance Sheets. The advances accrue interest expense at the annual interest rate of 5.2%.
Receivables from Related-Party – As of December 31, 2024 the company had no receivables from affiliated entities. As of December 31, 2023, the Company had $50 thousand of receivables from related-parties on its Consolidated Balance Sheet, which primarily consisted of amounts paid by the Company on behalf of certain affiliated entities.
Cloud Services – The Company entered into a new multi-year cloud services agreement with Oracle Iberica, S.R.L and Oracle America, Inc. (collectively “Oracle”) in 2023. The aggregate fees paid to Oracle were $2.4 million and $379 thousand during the years ended December 31, 2024 and 2023, respectively.
Leases – During the year ended December 31, 2024, the Company entered into a lease agreement with an entity under common control as the Company. The Company has accounted for this lease as an operating lease and recognized an ROU asset and corresponding lease liability of $52.9 million. Under this lease, the Company will obtain control of additional property in future years. The Company will recognize the related right-of-use asset and operating lease liability on its balance sheet when it gains control of each of the leased office spaces.

21

Skydance Media, LLC
Notes to Consolidated Financial Statements (continued)

9. Commitments and Contingencies
The Company has certain off-balance sheet commitments that are not recognized on the Consolidated Balance Sheet as of December 31, 2024.
Term Deals – The Company has committed term deal payments of $19.1 million that will become due within a year. Long-term commitments are $9.3 million, $4.2 million, and $0.3 million for the years ended December 31, 2026, 2027, and 2028, respectively.
Employment Contracts – As of December 31, 2024, the Company has committed short-term employment contract payments of $32.9 million in 2025. Long-term commitments are $15.6 million in 2026 and $542 thousand in 2027.
Film Commitments – The Company does not have any material unconditional purchase obligations relating to the film commitments that have not been recognized or accrued on the consolidated balance sheets as of December 31, 2024 and 2023.
Litigation – The Company believes, based upon the advice of legal counsel, that there are no proceedings, either threatened or pending, which could result in a material adverse effect on the results of operations or the financial condition of the Company.
10. Property and Equipment
The following table presents the major classes of property and equipment and total accumulated depreciation as of December 31, 2024 and 2023.

22

Skydance Media, LLC
Notes to Consolidated Financial Statements (continued)

11. Leases
Operating Leases – The Company has operating leases primarily for office space. For operating leases, the Company recognizes rent expense on a straight-line basis over the lease term, which is included in general and administrative expenses in the Consolidated Statements of Operations.
As of December 31, 2024 and 2023, the Company recorded operating lease ROU assets of $60.4 million and $12.2 million, respectively, and included these amounts as ROU on the Consolidated Balance Sheets. As of December 31, 2024 and 2023, the Company had a current operating lease liability of $6.8 million and $3.3 million, respectively, and included on the Consolidated Balance Sheets as current lease liability. As of December 31, 2024 and 2023, the Company recorded a noncurrent operating lease liability of $55.2 million and $10.1 million, respectively, and included these amounts as noncurrent lease liability on the Consolidated Balance Sheets.
Finance Leases – The Company has finance leases for computer equipment. For finance leases, the Company recognizes interest expense on its lease liabilities using the effective interest method, which is included in general and administrative expenses in the Consolidated Statements of Operations. ROU assets are amortized on a straight-line basis over the lease term and such amortization is included in general and administrative expenses in the Consolidated Statements of Operations.
As of December 31, 2024 and 2023, the Company recorded finance ROU assets of $4.1 million and $7.2 million, respectively and included these amounts as property and equipment, net on the Consolidated Balance Sheets. As of December 31, 2024 and 2023, the Company recorded a finance lease liability of $2.5 million and $3.2 million, respectively and included these amounts as other current liabilities on the Consolidated Balance Sheets. As of December 31, 2024 and 2023, the Company recorded a noncurrent finance lease liability of $1.6 million and $4.2 million, respectively and included these amounts as noncurrent other liabilities on the Consolidated Balance Sheets.
Leases have initial non-cancelable lease terms ranging from 2 to 10 years. Some of these lease arrangements include options to extend the term of the leases for up to 3 years. Judgment is required when determining the minimum noncancellable term of the lease. The Company includes options to extend or terminate the lease term only if they are reasonably certain to be exercised. The present value of future lease payments is calculated using the incremental borrowing rate for a borrowing term that approximates the term of the lease. Variable lease payments that are based on an index or rate are included in the measurement of ROU assets and lease liabilities at lease inception. All other variable lease payments, including common area maintenance, parking, utilities and storage, among others, are expensed as incurred and are not included in the measurement of ROU assets and lease liabilities.

23

Skydance Media, LLC
Notes to Consolidated Financial Statements (continued)

11. Leases (continued)
Operating lease costs included costs capitalized during the period for leased assets used in the production of film and television content. Short-term lease costs primarily consist of leases for studio facilities and production equipment that have a lease term of 12 months or less.
Balances presented represent lease costs incurred. A portion of these costs are included within the production overhead amounts capitalized as a component of the film, television and interactive costs. The components of lease cost were as follows for the years ended December 31, 2024, 2023 and 2022:
For the years ended December 31, 2024, 2023, and 2022, the non-cash amount of operating leases obtained was $54.0 million, $13.3 million, and $0.4 million, respectively. For the years ended December 31, 2024 and 2023, the non-cash amount of finance leases obtained was $0 million and $4.0 million, respectively. The non-cash amount of finance leases obtained was immaterial for the year ended December 31, 2022. The operating cash flows used in operating leases for the year ended December 31, 2024 was $6.8 million, and are not material for the years ended December 31, 2023 and December 31, 2022.
The weighted average remaining lease term was 8.6 and 4.4 years for operating leases at December 31, 2024 and 2023, respectively. The weighted average remaining lease term was 2.3 and 2.8 years for finance leases at December 31, 2024 and 2023, respectively. The weighted average discount rate for operating leases were 6.75% and 4.13% at December 31, 2024 and 2023, respectively. The weighted average discount rate for finance leases were 3.88% and 4.20% at December 31, 2024 and 2023, respectively.

24

Skydance Media, LLC
Notes to Consolidated Financial Statements (continued)

11. Leases (continued)
The expected future payments relating to the Company's operating and finance lease liabilities at December 31, 2024 are as follows (in thousands):
12. Profits Interests
On November 10, 2022, the Company amended its Profits Interests Plan (Skydance Management, LLC). The amended terms of the plan created a modification as to the treatment of such outstanding and vested units from liability to equity awards. In accordance with ASC 718, subsequent to the modification date, these profits interests are classified as equity awards and are recognized in the Consolidated Statements of Equity.

The Company has issued certain Class B and Class C units as profits interests, each of which are subject to forfeiture and vesting conditions. The Company had issued a total of 19,605 Class B and Class C units as of December 31, 2024. Each individual grant sets conditions and vests over a five-year period based on the service conditions. All Class B and Class C units have vested as of December 31, 2024. Such profit interests are issued for incentive purposes to certain individuals. Estimated fair values were calculated using Level 3 inputs, including current period transactions, recent market data, marketability discounts, and an option pricing model using assumptions including expected life and a risk-free interest rate.

25

Skydance Media, LLC
Notes to Consolidated Financial Statements (continued)

12. Profits Interests (continued)
For the years ended December 31, 2024, 2023, and 2022, $4.6 million, $37.5 million, and $88.9 million were included in a non-cash share-based compensation expense in the Consolidated Statements of Operations, respectively. Profits interests have been fully expensed as of December 31, 2024.
The Company has a Phantom Plan Agreement, which authorized 160,500 units to be granted, of which 148,977 had been awarded to employees as of December 31, 2024. Units awarded under this plan do not create a liability until a liquidity event, which was deemed not probable as of December 31, 2024. Therefore, there was no financial impact on the results of the Company as of December 31, 2024 or 2023. Should the Administrator of the Plan determine that the Transactions represent a Qualifying Liquidity Event, immediately prior to the completion of the Transactions compensation expense equal to the value attributable to the New Paramount Class B Common Stock expected to be received by the Phantom Unit Holders would be recognized in the consolidated income statement, which would have been approximately 5.7 million shares if this had occurred as of December 31, 2024.
The Company also has certain Class D units, which are treated as profits interests, issued to investors, and classified as equity. These Class D units are subject to the Eighth Amended and Restated LLC Agreement of the Company.
13. Equity
The Company and 32 Equity, an entity owned by the member clubs of the National Football League, entered into the Second Amended and Restated agreement of Skydance Sports, LLC, dated April 6, 2023 (the “Skydance Sports JV Agreement”) for the purposes of governing the relationship between the Company and 32 Equity in connection with the creation of a joint venture for the purpose of building a studio focused on developing sports-related content whereby the Company holds a 55% share of the equity in the joint venture and 32 Equity holds a 45% share. Per the Skydance Sports JV Agreement, 32 Equity and the Company have certain rights to either convert 32 Equity’s investment into an investment in Skydance Media, LLC (Flip Up) or execute certain buy/sell options to buy out 32 Equity’s investment (Put/Call). The Put/Call option is only triggered following a non-public sale of the Company. 32 Equity also has rights following the end of the exclusivity period that can result in a Flip Up or sale of Skydance Sports, LLC. 32 Equity and Skydance Media may agree that the transactions contemplated in connection with the Transaction Agreement may trigger its Flip Up rights and 32 Equity would thereby receive a portion of the consideration received by other Skydance Media, LLC equity holders.

26

Skydance Media, LLC
Notes to Consolidated Financial Statements (continued)

14. Employee Benefit Plans

The Company sponsors a defined contribution retirement plan (the 401(k) Plan) under provisions of Section 401(k) of the Internal Revenue Code (IRC). For all eligible employees, the maximum contribution for the Company’s match is currently equal to 100% of an employee’s contribution up to a maximum of 4% of annual income as limited by Section 415 of the IRC. The amount of the Company’s contributions, as well as all third-party costs of administering the 401(k) Plan, is paid directly by the Company and totaled $2.5 million, $2.1 million, and $1.4 million for the years ended December 31, 2024, 2023, and 2022, respectively.

15. Subsequent Events
The Company has evaluated subsequent events that occurred up to February 28, 2025, the date the accompanying financial statements were available to be issued.

On February 13, 2025, the Securities and Exchange Commission (SEC) issued a Notice of Effectiveness of the S-4 registration statement filed by New Pluto Global, Inc. relating to the Transactions.

27